Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com Fernando Melon (Investors): 212-770-4630; fernando.melon@aig.com Claire Talcott (Media): 212-458-6343; claire.talcott@aig.com

AIG REPORTS SECOND QUARTER 2017 RESULTS

NEW YORK, August 2, 2017 - American International Group, Inc. (NYSE: AIG) today reported net income of $1.1 billion, or $1.19 per diluted share, for the second quarter 2017, compared to $1.9 billion, or $1.68 per diluted share, in the prior-year quarter, primarily reflecting net realized capital losses of $69 million compared to net realized capital gains of $1.0 billion a year ago.

After-tax operating income was $1.4 billion, or $1.53 per diluted share, for the second quarter 2017 compared to $1.3 billion, or $1.15 per diluted share.

“Our second quarter results show the value of AIG’s diverse businesses and the opportunities we have to grow profitably,” said Brian Duperreault, President and Chief Executive Officer. “We will build on AIG’s strong franchise by maximizing the value of our international footprint, which distinguishes us from many of our competitors. While market conditions remain challenging, we are committed to disciplined underwriting and are focused on investing in profitable growth.”

SECOND QUARTER FINANCIAL SUMMARY*

	Three Months Ended June 30,
($ in millions, except per share amounts)	2017	2016
Net income	$1,130	$1,913
Net income per diluted share	$1.19	$1.68
After-tax operating income	$1,449	$1,313
After-tax operating income per diluted share	$1.53	$1.15
Return on equity	6.1%	8.6%
AIG Consolidated:
Adjusted return on equity	10.5%	7.9%
Normalized return on equity	9.1%	8.3%
Core:
Adjusted return on attributed equity - Core	10.5%	9.6%
Normalized return on attributed equity - Core (a)	9.9%	10.1%
Book value per common share	$81.62	$83.08
Book value per common share, excluding accumulated other comprehensive income	$76.12	$75.45

*	Refer to the Comments on Regulation G and the tables that follow for a discussion of non-GAAP financial measures and the reconciliations of the non-GAAP financial measures to GAAP measures.
(a)	The declines in Core Normalized ROE are largely due to the increase in second half 2016 U.S. Casualty loss estimates, which contributed 100 basis pts to the decline.

FOR IMMEDIATE RELEASE

All comparisons are against the second quarter of 2016, unless otherwise indicated. Refer to the AIG Second Quarter 2017 Financial Supplement which is posted on AIG’s website in the Investor Information section for further information.

FINANCIAL HIGHLIGHTS

ROE Trends – ROE and Adjusted ROE were 6.1% and 10.5%, respectively, in the second quarter. After normalizing our results, including for strong alternative investment returns and lower than expected catastrophe losses, Core Normalized ROE was 9.9%. Core Normalized ROE benefited from active capital management, expense efficiencies, and the performance of our Consumer business, offset by the increased Commercial loss estimates in the second half of 2016.

Continued Focus on Expenses – General operating and other expenses (GOE) declined $404 million or 15.6% to $2.2 billion. GOE, operating basis, declined 4% on a constant dollar basis excluding the GOE reductions due to the sales of United Guaranty Corporation and AIG Advisor Group, due to organizational simplification and better use of technology.

Underwriting Discipline – Continued execution of strategic portfolio actions resulted in a 15% decrease in net premiums written for Commercial Insurance, or 9% on a constant dollar basis excluding divestitures. Personal Insurance combined ratio of 91.1 benefited from favorable loss experience and lower catastrophe losses.

Strong Capital and Liquidity – In the second quarter, AIG repurchased 39.1 million common shares for $2.4 billion with a remaining authorization of approximately $2.5 billion, as of August 2, 2017.

AIG Parent liquidity stood at $7.8 billion. In the second quarter, AIG Parent received $1.7 billion of distributions from insurance subsidiaries in the form of cash and fixed maturity securities including tax sharing payments. During the quarter, Legacy Investments also returned $775 million of capital to Parent from asset monetizations and Parent received $391 million from the sale of Arch Capital Group Ltd. Common stock. After the sale, the Property Casualty Insurance Companies own 567,420 shares of Arch Capital Group Ltd. preferred stock.

CORE

Commercial Insurance Highlights – In the second quarter, Commercial Insurance pre-tax operating income declined reflecting higher Property losses and the impact of the second half 2016 increase in loss estimates. This was partially offset by lower catastrophe losses and higher alternative investment returns. Continued remediation in the U.S. Casualty and Global Property businesses accounted for a large majority of the decline in net premiums written which is consistent with AIG’s focus on risk selection.

•	Pre-tax operating income included $21 million of adverse prior year reserve development, net of reinsurance in Liability and Financial Lines and $41 million of

FOR IMMEDIATE RELEASE

unfavorable prior year reserve development, net of reinsurance in Property and Special Risks. Prior year reserve development is net of the losses ceded to the NICO adverse development coverage (ADC) reinsurance agreement and the amortization of the deferred gain of the ADC cover.

•	The loss ratio of 73.8 increased by 3.6 points in the second quarter 2017. The accident year loss ratio, as adjusted, of 66.1 increased by 4.4 points. Approximately 4.0 points of this increase related to the increase in second half 2016 loss estimates, which were primarily in the U.S. Casualty business. Taking into account the increased loss estimates, the remaining increase was primarily driven by higher Property losses.

•	The expense ratio was 28.9 in the second quarter, slightly higher than that in the prior year quarter as improvements in GOE, ceding commissions received from reinsurers and a decline in commission expenses associated with the sale of Ascot Underwriting Holdings Ltd. were offset by the decline in premiums earned associated with our strategic portfolio actions.

•	Commercial Insurance net premiums written decreased by 15% or 9% on a constant dollar basis excluding divestitures. The decrease was related to continued execution on our strategic portfolio actions throughout the second quarter of 2017 and challenging market conditions.

	Three Months Ended June 30,
($ in millions)	2017	2016	Change
Total Commercial Insurance
Net premiums written	$3,826	$4,497	(15)%
Pre-tax operating income	$716	$941	(24)
Underwriting ratios:
Loss ratio	73.8	70.2	3.6	pts
Expense ratio	28.9	28.1	0.8

Combined ratio	102.7	98.3	4.4

Liability and Financial Lines
Net premiums written	$2,085	$2,321	(10)%
Pre-tax operating income	$586	$815	(28)
Underwriting ratios:
Loss ratio	76.1	70.4	5.7	pts
Expense ratio	26.3	25.4	0.9

Combined ratio	102.4	95.8	6.6

Property and Special Risks
Net premiums written	$1,741	$2,176	(20)%
Pre-tax operating income	$130	$126	3
Underwriting ratios:
Loss ratio	70.8	69.7	1.1	pts
Expense ratio	32.1	31.7	0.4

Combined ratio	102.9	101.4	1.5

FOR IMMEDIATE RELEASE

Consumer Insurance Highlights – In the second quarter, Consumer Insurance pre-tax operating income increased 33% reflecting improvements across all Consumer modules. Consumer Insurance benefited from improved underwriting results, expense reduction and stable earnings from our Retirement businesses.

•	In Individual Retirement, improved base net investment spreads from disciplined pricing and active credit rate management, and lower DAC amortization and higher policy fee income related to better equity market performance were partially offset by lower alternative investment income. Net flows declined to negative $691 million for Individual Retirement primarily reflecting the uncertainties surrounding the impact and implementation of the DOL Fiduciary Rule.

•	In Group Retirement, higher policy fee income reflecting improved equity markets and lower GOE were partially offset by lower base net investment income spreads and lower alternative investment income. Group Retirement net flows declined slightly to negative $181 million, primarily driven by slightly lower sales, and surrenders within expectations but higher than the prior-year quarter.

•	In Life Insurance, higher pre-tax operating income reflected lower domestic GOE, lower DAC amortization on international business, and higher policy fee income from growth in universal life, partially offset by lower net investment income.

•	Personal Insurance delivered strong results. Favorable loss experience and lower catastrophe losses, an improved expense ratio that reflected strategic and portfolio actions, together with growth in net investment income from alternative investments were partially offset by a lower earned premium base and lower net favorable prior year loss reserve development.

	Three Months Ended June 30,
($ in millions)	2017	2016	Change
Total Consumer Insurance
Premiums & Fees	$3,873	$3,888	—%
Net Investment Income	1,882	1,912	(2)
Operating Revenue	5,980	6,132	(2)
Benefits & Expenses	4,720	5,184	(9)
Pre-tax operating income	1,260	948	33
Individual Retirement
Premiums & Fees	$223	$223	—%
Net Investment Income	1,003	1,020	(2)
Operating Revenue	1,383	1,509	(8)
Benefits & Expenses	825	1,004	(18)
Pre-tax operating income	558	505	10

FOR IMMEDIATE RELEASE

	Three Months Ended June 30,
($ in millions)	2017	2016	Change
Group Retirement
Premiums & Fees	$105	$100	5%
Net Investment Income	535	555	(4)
Operating Revenue	696	707	(2)
Benefits & Expenses	430	442	(3)
Pre-tax operating income	266	265	—
Life Insurance
Premiums & Fees	$757	$703	8%
Net Investment Income	261	271	(4)
Operating Revenue	1,030	988	4
Benefits & Expenses	924	962	(4)
Pre-tax operating income	106	26	308
Personal Insurance
Net premiums written	$2,846	$2,924	(3)%
Pre-tax operating income	$330	$152	117
Underwriting ratios:
Loss ratio	50.7	55.6	(4.9	)pts
Expense ratio	40.4	41.4	(1.0)

Combined ratio	91.1	97.0	(5.9)

CONFERENCE CALL

AIG will host a conference call tomorrow, Thursday, August 3, 2017, at 9:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast in the Investor Relations section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Relations section at www.aig.com.

The conference call (including the conference call presentation material), the earnings release and the financial supplement may include, and officers and representatives of AIG may from time to time make, projections, goals, assumptions and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions and statements include statements preceded by, followed by or including words such as “will,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “focused on achieving,” “view,” “target,” “goal” or “estimate.” These projections, goals, assumptions and statements may address, among other things, AIG’s: exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and

FOR IMMEDIATE RELEASE

municipal bond issuers, sovereign bond issuers, the energy sector and currency exchange rates; exposure to European governments and European financial institutions; strategy for risk management; actual and anticipated sales of businesses or asset divestitures or monetizations; restructuring of business operations, including anticipated restructuring charges and annual cost savings; generation of deployable capital; strategies to increase return on equity and earnings per share; strategies to grow net investment income, efficiently manage capital, grow book value per common share, and reduce expenses; anticipated organizational and business changes; strategies for customer retention, growth, product development, market position, financial results and reserves; management of the impact that innovation and technology changes may have on customer preferences, the frequency or severity of losses and/or the way AIG distributes and underwrites its products; segments’ revenues and combined ratios; and management retention plans. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions and statements include: changes in market conditions; negative impacts on customers, business partners and other stakeholders; the occurrence of catastrophic events, both natural and man-made; significant legal proceedings; the timing and applicable requirements of any new regulatory framework to which AIG is subject as a nonbank systemically important financial institution and as a global systemically important insurer; concentrations in AIG’s investment portfolios; actions by credit rating agencies; judgments concerning casualty insurance underwriting and insurance liabilities; AIG’s ability to successfully manage Legacy portfolios; AIG’s ability to successfully reduce costs and expenses and make business and organizational changes without negatively impacting client relationships or AIG’s competitive position; AIG’s ability to successfully dispose of, or monetize, businesses or assets; judgments concerning the recognition of deferred tax assets; judgments concerning estimated restructuring charges and estimated cost savings; and such other factors discussed in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2017 (which will be filed with the SEC), Part I, Item 2. MD&A in AIG’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 and Part II, Item 7. MD&A and Part I, Item 1A. Risk Factors in AIG’s Annual Report on Form 10-K for the year ended December 31, 2016. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

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COMMENT ON REGULATION G

Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “non-GAAP financial measures” under Securities and Exchange Commission rules and regulations. GAAP is the acronym for “generally accepted accounting principles” in the United States. The non-GAAP financial measures AIG presents may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2017 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

FOR IMMEDIATE RELEASE

Book Value per Common Share, Excluding Accumulated Other Comprehensive Income (AOCI) and Book Value per Common Share, Excluding AOCI and Deferred Tax Assets (DTA) (Adjusted Book Value per Common Share) are used to show the amount of AIG’s net worth on a per-share basis. AIG believes these measures are useful to investors because they eliminate items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. These measures also eliminate the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in these book value per common share metrics. Book value per common share, excluding AOCI, is derived by dividing Total AIG Shareholders’ equity, excluding AOCI, by total common shares outstanding. Adjusted Book Value per Common Share is derived by dividing Total AIG shareholders’ equity, excluding AOCI and DTA (Adjusted Shareholders’ Equity), by total common shares outstanding.

AIG Return on Equity – After-tax Operating Income Excluding AOCI and DTA (Adjusted Return on Equity) is used to show the rate of return on shareholders’ equity. AIG believes this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period, including changes in fair value of AIG’s available for sale securities portfolio, foreign currency translation adjustments and U.S. tax attribute deferred tax assets. This measure also eliminates the asymmetrical impact resulting from changes in fair value of AIG’s available for sale securities portfolio wherein there is largely no offsetting impact for certain related insurance liabilities. AIG excludes deferred tax assets representing U.S. tax attributes related to net operating loss carryforwards and foreign tax credits as they have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As net operating loss carryforwards and foreign tax credits are utilized, the portion of the DTA utilized is included in Adjusted Return on Equity. Adjusted Return on Equity is derived by dividing actual or annualized after-tax operating income attributable to AIG by average Adjusted Shareholders’ Equity.

AIG Normalized Return on Equity further adjusts Adjusted Return on Equity for the effects of certain volatile or market related items. AIG believes this measure is useful to investors because it presents the trends in AIG’s consolidated return on equity without the impact of certain items that can experience volatility in AIG’s short-term results. Normalized Return on Equity is derived by excluding the following tax adjusted effects from Adjusted Return on Equity: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) Direct Investment book (DIB) and Global Capital Markets (GCM) returns; fair value changes on PICC investments; update of actuarial assumptions; Life insurance incurred but not reported (IBNR) death claim charge; and prior year loss reserve development.

Core Attributed Equity is an attribution of total AIG Adjusted Shareholders’ Equity to each of AIG’s modules within Core based on AIG’s internal capital model, which incorporates the respective risk profiles. Attributed equity represents AIG’s best estimates based on current facts and circumstances and will change over time.

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Core Return on Equity – After-tax Operating Income (Adjusted Return on Attributed Equity) is used to show the rate of return on attributed equity. Return on Attributed Equity is derived by dividing actual or annualized After-tax Operating Income by Average Attributed Equity.

Core Normalized Return on Attributed Equity (Normalized Return on Attributed Equity) further adjusts Adjusted Return on Attributed Equity for the effects of certain volatile or market-related items. AIG believes this measure is useful to investors because it presents the trends in AIG’s Return on Attributed Equity without the impact of certain items that can experience volatility in our short-term results. Normalized Return on Attributed Equity is derived by excluding the following tax adjusted effects from Return on Attributed Equity: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) DIB and GCM returns; fair value changes on PICC investments; update of actuarial assumptions; Life insurance IBNR death claim charge; and prior year loss reserve development.

After-tax Operating Income Attributable to Core is derived by subtracting attributed interest expense and income tax expense from pre-tax operating income. Attributed debt and the related interest expense is calculated based on AIG’s internal capital model. Tax expense or benefit is calculated based on an internal attribution methodology that considers among other things the taxing jurisdiction in which the operating segments conduct business, as well as the deductibility of expenses in those jurisdictions.

Normalized After-tax Operating Income Attributable to Core further adjusts After-tax Operating Income attributable to Core for the effects of certain volatile or market related items. AIG believes this measure is useful to investors because it presents the trends in after tax operating income without the impact of certain items that can experience volatility in AIG’s short-term results. Normalized After-tax Operating Income attributable to Core is derived by excluding the following tax adjusted effects from After-tax Operating Income: the difference between actual and expected (i) catastrophe losses, (ii) alternative investment returns, and (iii) DIB and GCM returns; fair value changes on PICC investments; update of actuarial assumptions; Life insurance IBNR death claim charge; and prior year loss reserve development (PYD), net of reinsurance premium adjustments.

Operating Revenues exclude Net realized capital gains (losses), income from non-operating litigation settlements (included in Other income for GAAP purposes) and changes in fair value of securities used to hedge guaranteed living benefits (included in Net investment income for GAAP purposes). Operating revenues is a GAAP measure for our operating segments.

General Operating Expenses, Operating Basis (Operating GOE), is derived by making the following adjustments to general operating and other expenses: include (i) certain loss adjustment expenses, reported as policyholder benefits and losses incurred and (ii) certain investment and other expenses reported as net investment income, and exclude (i) advisory fee expenses, (ii) non-deferrable insurance commissions, (iii) direct marketing and acquisition expenses, net of deferrals, (iv) non-operating litigation reserves and (v) other expense related to an asbestos retroactive reinsurance agreement. AIG uses General operating expenses, operating basis, because AIG

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believes it provides a more meaningful indication of AIG’s ordinary course of business operating costs, regardless of within which financial statement line item these expenses are reported externally within AIG’s segment results. The majority of these expenses are employee-related costs. For example, Other acquisition expenses and losses and loss adjustment expenses primarily represent employee-related costs in the underwriting and claims functions, respectively. Excluded from this measure are non-operating expenses (such as restructuring costs and litigation reserves), direct marketing expenses, insurance company assessments and non-deferrable commissions. AIG also excludes the impact of foreign exchange and the expenses of AIG Advisor Group and UGC, which have been divested, when measuring period-over-period fluctuations in General Operating Expenses, Operating basis.

AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s business segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.

Pre-tax Operating Income (PTOI) is derived by excluding the following items from income from continuing operations before income tax. This definition is consistent across AIG’s modules (including geography). These items generally fall into one or more of the following broad categories: legacy matters having no relevance to AIG’s current businesses or operating performance; adjustments to enhance transparency to the underlying economics of transactions; and measures that AIG believes to be common to the industry. PTOI is a GAAP measure for our operating segments.

•    changes in fair value of securities used to hedge guaranteed living benefits;

•    changes in benefit reserves and deferred policy acquisition costs (DAC), value of business acquired (VOBA), and sales inducement assets (SIA) related to net realized capital gains and losses;

•    loss (gain) on extinguishment of debt;

•    net realized capital gains and losses;

•    non-qualifying derivative hedging activities, excluding net realized capital gains and losses;

•    income or loss from discontinued operations;

•    net loss reserve discount benefit (charge);

•    pension expense related to a one-time lump sum payment to former employees;

•    income and loss from divested businesses;

•    non-operating litigation reserves and settlements;

•    reserve development related to non-operating run-off insurance business;

•    restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization; and

•    the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain.

After-tax Operating Income Attributable to AIG (ATOI) is derived by excluding the tax effected PTOI adjustments described above and the following tax items from net income attributable to AIG:

•	deferred income tax valuation allowance releases and charges; and

•	uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance.

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See page 12 for the reconciliation of Net income attributable to AIG to After-tax Operating Income Attributable to AIG.

Ratios: AIG, along with most property and casualty insurance companies, uses the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for Commercial Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. AIG’s ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.

Accident year loss and combined ratios, as adjusted: both the accident year loss and combined ratios, as adjusted, exclude catastrophe losses and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events having a net impact on AIG in excess of $10 million each. Catastrophes also include certain man-made events, such as terrorism and civil disorders that meet the $10 million threshold. AIG believes the as adjusted ratios are meaningful measures of AIG’s underwriting results on an on-going basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. AIG also exclude prior year development to provide transparency related to current accident year results.

Underwriting ratios are computed as follows:

•	Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)

•	Acquisition ratio = Total acquisition expenses ÷ NPE

•	General operating expense ratio = General operating expenses ÷ NPE

•	Expense ratio = Acquisition ratio + General operating expense ratio

•	Combined ratio = Loss ratio + Expense ratio

•	Accident year loss ratio, as adjusted (AYLR) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums (RIPs) related to catastrophes +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD on loss sensitive business + Adjustment for ceded premiums under reinsurance contracts related to prior accident years]

•	Accident year combined ratio = AYLR + Expense ratio

•	Catastrophe losses (CATs) and reinstatement premiums = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) RIPs related to catastrophes] – Loss ratio

•	Prior year development net of (additional) return premium related to PYD on loss sensitive business = [Loss and loss adjustment expenses incurred – Prior year loss reserve development unfavorable (favorable) (PYD), net of reinsurance] ÷ [NPE +/(-) RIPs related to prior year catastrophes + (Additional) returned premium related to PYD on loss sensitive business] – Loss ratio

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Results from discontinued operations are excluded from all of these measures.

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American International Group, Inc. (AIG) is a leading global insurance organization. Founded in 1919, today AIG member companies provide a wide range of property casualty insurance, life insurance, retirement products, and other financial services to customers in more than 80 countries and jurisdictions. These diverse offerings include products and services that help businesses and individuals protect their assets, manage risks and provide for retirement security. AIG’s core businesses include Commercial Insurance and Consumer Insurance, as well as Other Operations. Commercial Insurance comprises two modules – Liability and Financial Lines, and Property and Special Risks. Consumer Insurance comprises four modules – Individual Retirement, Group Retirement, Life Insurance and Personal Insurance. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance www.twitter.com/AIGinsurance | LinkedIn: www.linkedin.com/company/aig. These references with additional information about AIG have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share data)

Reconciliations of Pre-tax and After-tax Operating Income (Loss)

	Three Months Ended June 30,
	2017			2016
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income (loss)/net income, including noncontrolling interests	$1,667	$557	$1,118	$2,858	$924	$1,917
Noncontrolling interest	—	—	12	—	—	(4)

Pre-tax income (loss)/net income attributable to AIG	1,667	557	1,130	2,858	924	1,913
Adjustments:
Uncertain tax positions and other tax adjustments	—	(66)	66	—	63	(63)
Deferred income tax valuation allowance (releases) charges	—	8	(8)	—	(35)	35
Changes in fair value of securities used to hedge guaranteed living benefits	(80)	(28)	(52)	(120)	(42)	(78)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(58)	(20)	(38)	64	22	42
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	251	89	162	(5)	(2)	(3)
(Gain) loss on extinguishment of debt	(4)	(2)	(2)	7	2	5
Net realized capital (gains) losses	69	38	31	(1,042)	(380)	(662)
Noncontrolling interest on net realized capital (gains) losses	—	—	—	—	—	7
(Income) loss from discontinued operations	—	—	(8)	—	—	10
(Income) loss from divested businesses	60	40	20	(225)	(79)	(146)
Non-operating litigation reserves and settlements	(80)	(28)	(52)	(7)	(2)	(5)
Net loss reserve discount (benefit) charge	260	90	170	300	100	200
Pension expense related to a one-time lump sum payment to former employees	1	1	—	—	—	—
Restructuring and other costs	47	17	30	90	32	58

Pre-tax operating income/After-tax operating income	$2,133	$696	$1,449	$1,920	$603	$1,313

	Six Months Ended June 30,
	2017			2016
	Pre-tax	Tax Effect	After-tax	Pre-tax	Tax Effect	After-tax
Pre-tax income (loss)/net income, including noncontrolling interests	$3,394	$1,073	$2,324	$2,644	$866	$1,732
Noncontrolling interest	—	—	(9)	—	—	(2)

Pre-tax income (loss)/net income attributable to AIG	3,394	1,073	2,315	2,644	866	1,730
Adjustments:
Uncertain tax positions and other tax adjustments	—	(16)	16	—	(142)	142
Deferred income tax valuation allowance releases	—	21	(21)	—	2	(2)
Changes in fair value of securities used to hedge guaranteed living benefits	(91)	(32)	(59)	(253)	(89)	(164)
Changes in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(111)	(39)	(72)	24	8	16
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	265	93	172	(12)	(4)	(8)
(Gain) loss on extinguishment of debt	(5)	(2)	(3)	90	31	59
Net realized capital losses	184	85	99	64	7	57
Noncontrolling interest on net realized capital losses	—	—	5	—	—	(11)
(Income) loss from discontinued operations	—	—	(8)	—	—	57
(Income) loss from divested businesses	160	34	126	(223)	(78)	(145)
Non-operating litigation reserves and settlements	(86)	(30)	(56)	(38)	(13)	(25)
Net loss reserve discount (benefit) charge	235	81	154	291	99	192
Pension expense related to a one-time lump sum payment to former employees	1	1	—	—	—	—
Restructuring and other costs	228	80	148	278	98	180

Pre-tax operating income/After-tax operating income	$4,174	$1,349	$2,816	$2,865	$785	$2,078

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share data)

Summary of Key Financial Metrics

	Three Months Ended June 30,			Six Months Ended June 30,
			% Inc.			% Inc.
	2017	2016	(Dec.)	2017	2016	(Dec.)
Income (loss) per common share:
Basic
Income from continuing operations	$1.21	$1.73	(30.1)%	$2.42	$1.57	54.1%
Income (loss) from discontinued operations	0.01	(0.01)	NM	0.01	(0.05)	NM

Net income attributable to AIG	$1.22	$1.72	(29.1)	$2.43	$1.52	59.9

Diluted
Income from continuing operations	$1.18	$1.69	(30.2)	$2.36	$1.54	53.2
Income (loss) from discontinued operations	0.01	(0.01)	NM	0.01	(0.05)	NM

Net income attributable to AIG	$1.19	$1.68	(29.2)	$2.37	$1.49	59.1

After-tax operating income attributable to AIG per diluted share (a)	$1.53	$1.15	33.0%	$2.88	$1.79	60.9%
Weighted average shares outstanding:
Basic	925.8	1,113.6		953.1	1,135.1
Diluted	948.2	1,140.0		976.6	1,163.1
Return on equity (a)	6.1%	8.6%		6.2%	3.9%
Adjusted return on equity (b)	10.5%	7.9%		10.0%	6.2%

As of period end:	June 30, 2017	June 30, 2016
Total AIG shareholders’ equity	$73,732	$89,946
Accumulated other comprehensive income (AOCI)	4,962	8,259

Total AIG shareholders’ equity, excluding AOCI	68,770	81,687
Deferred tax assets	14,287	15,614

Total adjusted AIG shareholders’ equity	$54,483	$66,073

As of period end:	June 30, 2017	June 30, 2016	% Inc. (Dec.)
Book value per common share (c)	$81.62	$83.08	(1.8)%
Book value per common share, excluding AOCI (d)	$76.12	$75.45	0.9
Adjusted book value per common share (e)	$60.31	$61.03	(1.2)
Total common shares outstanding	903.4	1,082.7

Financial highlights - notes

(a)	Computed as Annualized net income (loss) attributable to AIG divided by average AIG shareholders’ equity. Equity includes AOCI and DTA.
(b)	Computed as Annualized After-tax Operating Income attributable to AIG divided by Adjusted Shareholders’ Equity.
(c)	Represents total AIG shareholders’ equity divided by Total common shares outstanding.
(d)	Represents total AIG shareholders’ equity, excluding AOCI, divided by Total common shares outstanding.
(e)	Represents Adjusted Shareholders’ Equity, divided by Total common shares outstanding.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of General Operating and Other Expenses

	Three Months Ended June 30,			Six Months Ended June 30,
			% Inc.			% Inc.
	2017	2016	(Dec.)	2017	2016	(Dec.)
General operating and other expenses, GAAP basis	$2,182	$2,586	(15.6)%	$4,625	$5,589	(17.2)%
Restructuring and other costs	(47)	(90)	47.8	(228)	(278)	18.0
Other expense related to retroactive reinsurance agreement	—	5	NM	—	12	NM
Pension expense related to a one-time lump sum payment to former employees	(1)	—	NM	(1)	—	NM
Non-operating litigation reserves	74	—	NM	70	(3)	NM

Total general operating and other expenses included in pre-tax operating income	2,208	2,501	(11.7)	4,466	5,320	(16.1)
Loss adjustment expenses, reported as policyholder benefits and losses incurred	296	350	(15.4)	600	691	(13.2)
Advisory fee expenses	(77)	(173)	55.5	(154)	(490)	68.6
Non-deferrable insurance commissions and other	(130)	(121)	(7.4)	(262)	(243)	(7.8)
Direct marketing and acquisition expenses, net of deferrals, and other	(58)	(133)	56.4	(170)	(277)	38.6
Investment expenses reported as net investment income and other	9	15	(40.0)	17	30	(43.3)

Total general operating expenses, operating basis	2,248	2,439	(7.8)	4,497	5,031	(10.6)

Less: FX impact		12	NM		—	NM
Less: GOE of Advisor Group		25	NM		70	NM
Less: GOE of UGC		55	NM		105	NM

Total general operating expenses, Operating basis, Ex. FX & GOE of AIG Advisor Group and UGC	$2,248	$2,347	(4.2)%	$4,497	$4,856	(7.4)%

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

($ in millions, except per share amounts)

Reconciliations of Normalized and Adjusted Return on Equity

	Three Months Ended June 30, 2017				Three Months Ended June 30, 2016
		Tax				Tax
	Pre-tax	Effect	After-tax	ROE	Pre-tax	Effect	After-tax	ROE
Return on Equity			$1,130	6.1%			$1,913	8.6%
Adjusted Return on equity (a)	$2,133	$696	$1,449	10.5%	$1,920	$603	$1,313	7.9%
Adjustments to arrive at Normalized Return on Equity:
Catastrophe losses above (below) expectations	(157)	(56)	(101)	(0.7)	26	9	17	0.1
(Better) worse than expected alternative returns (b)	(111)	(38)	(73)	(0.6)	5	1	4	—
(Better) worse than expected DIB & GCM returns	(142)	(49)	(93)	(0.7)	(42)	(14)	(28)	(0.1)
Fair value changes on PICC investments	(6)	(2)	(4)	—	85	30	55	0.3
Life Insurance - IBNR death claims	—	—	—	—	—	—	—	—
Unfavorable (favorable) prior year loss reserve development	126	44	82	0.6	29	10	19	0.1

Normalized Return on Equity	$1,843	$595	$1,260	9.1%	$2,023	$639	$1,380	8.3%

Average AIG Shareholders’ equity				$73,901				$89,232
Less: Average AOCI				4,372				6,892
Less: Average DTA				14,436				16,220

Average adjusted shareholders’ equity				$55,093				$66,120

(a)	After-tax operating income excludes Net income (loss) attributable to non-controlling interest of $(12) million and $4 million for the three months ended June 30, 2017 and 2016, respectively.
(b)	The expected rate of return on alternative investments used was 8% for all periods presented.

	Six Months Ended June 30, 2017				Six Months Ended June 30, 2016
		Tax				Tax
	Pre-tax	Effect	After-tax	ROE	Pre-tax	Effect	After-tax	ROE
Return on Equity			$2,315	6.2%			$1,730	3.9%
Adjusted Return on equity (a)	$4,174	$1,349	$2,816	10.0%	$2,865	$785	$2,078	6.2%
Adjustments to arrive at Normalized Return on Equity:
Catastrophe losses above (below) expectations	(268)	(95)	(173)	(0.6)	(111)	(39)	(72)	(0.2)
(Better) worse than expected alternative returns (b)	(294)	(102)	(192)	(0.7)	719	251	468	1.4
(Better) worse than expected DIB & GCM returns	(187)	(65)	(122)	(0.4)	353	124	229	0.7
Fair value changes on PICC investments	(28)	(10)	(18)	(0.1)	188	66	122	0.4
Life Insurance - IBNR death claims	—	—	—	—	(25)	(9)	(16)	(0.1)
Unfavorable (favorable) prior year loss reserve development	158	55	103	0.4	(31)	(11)	(20)	(0.1)

Normalized Return on Equity	$3,555	$1,132	$2,414	8.6%	$3,958	$1,167	$2,789	8.3%

Average AIG Shareholders’ equity				$74,700				$89,374
Less: Average AOCI				3,991				5,440
Less: Average DTA				14,547				16,397

Average adjusted shareholders’ equity				$56,162				$67,537

(a)	After-tax operating income also excludes Net income (loss) attributable to non-controlling interest of $9 million and $2 million for the six months ended June 30, 2017 and 2016, respectively.
(b)	The expected rate of return on alternative investments used was 8% for all periods presented.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation

($ in millions, except per share amounts)

Reconciliations of Core Normalized and Adjusted Return on Equity

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Pre-tax operating income	$1,702	$1,713	$3,401	$2,860
Interest expense (benefit) on attributed financial debt	(43)	(22)	(86)	(45)

Operating income before taxes	1,745	1,735	3,487	2,905
Income tax expense (benefit)	561	507	1,117	786

After-tax operating income	1,184	1,228	2,370	2,119
Adjustments to arrive at Normalized Return on Equity:
Catastrophe losses above (below) expectations	(100)	18	(170)	(69)
(Better) worse than expected alternative returns(a)	(54)	10	(177)	402
(Better) worse than expected DIB & GCM returns	(3)	1	(4)	3
Fair value changes on PICC investments	(4)	34	(18)	52
Unfavorable (favorable) prior year loss reserve development	83	5	114	(36)

Normalized after-tax operating income	$1,106	$1,296	$2,115	$2,471

Ending attributed equity	$44,571	$51,331	$44,571	$51,331
Average attributed equity	$44,898	$51,236	$45,816	$51,997
Adjusted return on attributed equity	10.5%	9.6%	10.3%	8.2%
Normalized return on attributed equity(b)	9.9%	10.1%	9.2%	9.5%

(a)	The expected rate of return on alternative investments used was 8% for all periods presented.
(b)	Normalizing adjustments are tax effected using a 35% tax rate and computed based on average attributed equity for the respective periods.

American International Group, Inc.

Selected Financial Data and Non-GAAP Reconciliation (continued)

Reconciliations of Accident Year Loss Ratio, as Adjusted and Combined Ratio, as Adjusted

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Commercial Insurance - Liability and Financial Lines
Loss ratio	76.1	70.4	76.0	69.7
Catastrophe losses and reinstatement premiums	—	—	—	—
Prior year development, net of (additional) return premium on loss sensitive business	(1.8)	(3.3)	(2.6)	(1.7)
Adjustment for ceded premiums under reinsurance contracts related to prior accident years	(1.6)	—	(0.8)	—

Accident year loss ratio, as adjusted	72.7	67.1	72.6	68.0

Combined ratio	102.4	95.8	103.9	96.3
Catastrophe losses and reinstatement premiums	—	—	—	—
Prior year development, net of (additional) return premium on loss sensitive business	(1.8)	(3.3)	(2.6)	(1.7)
Adjustment for ceded premiums under reinsurance contracts related to prior accident years	(1.6)	—	(0.8)	—

Accident year combined ratio, as adjusted	99.0	92.5	100.5	94.6

Commercial Insurance - Property and Special Risks
Loss ratio	70.8	69.7	68.6	67.9
Catastrophe losses and reinstatement premiums	(11.1)	(18.0)	(11.9)	(14.9)
Prior year development	(2.5)	2.3	(0.1)	1.7

Accident year loss ratio, as adjusted	57.2	54.0	56.6	54.7

Combined ratio	102.9	101.4	100.4	100.4
Catastrophe losses and reinstatement premiums	(11.1)	(18.0)	(11.9)	(14.9)
Prior year development	(2.5)	2.3	(0.1)	1.7

Accident year combined ratio, as adjusted	89.3	85.7	88.4	87.2

Total Commercial Insurance
Loss ratio	73.8	70.2	72.8	68.9
Catastrophe losses and reinstatement premiums	(4.8)	(7.5)	(5.0)	(6.1)
Prior year development, net of (additional) return premium on loss sensitive business	(2.1)	(1.0)	(1.6)	(0.2)
Adjustment for ceded premiums under reinsurance contracts related to prior accident years	(0.8)	—	(0.4)	—

Accident year loss ratio, as adjusted	66.1	61.7	65.8	62.6

Combined ratio	102.7	98.3	102.4	97.9
Catastrophe losses and reinstatement premiums	(4.8)	(7.5)	(5.0)	(6.1)
Prior year development, net of (additional) return premium on loss sensitive business	(2.1)	(1.0)	(1.6)	(0.2)
Adjustment for ceded premiums under reinsurance contracts related to prior accident years	(0.8)	—	(0.4)	—

Accident year combined ratio, as adjusted	95.0	89.8	95.4	91.6

Consumer Insurance - Personal Insurance
Loss ratio	50.7	55.6	53.3	54.2
Catastrophe losses and reinstatement premiums	(0.1)	(2.1)	(0.5)	(1.6)
Prior year development	0.2	1.4	—	1.5

Accident year loss ratio, as adjusted	50.8	54.9	52.8	54.1

Combined ratio	91.1	97.0	93.8	95.9
Catastrophe losses and reinstatement premiums	(0.1)	(2.1)	(0.5)	(1.6)
Prior year development	0.2	1.4	—	1.5

Accident year combined ratio, as adjusted	91.2	96.3	93.3	95.8